Exhibit 99.3

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contacts	Financial:
Stephen C. Forsyth
203-969-0666 ext. 425
stephen.forsyth@hexcel.com

Media:
Michael W. Bacal
203-969-0666 ext. 426
michael.bacal@hexcel.com

HEXCEL ANNOUNCES COMMENCEMENT OF TENDER OFFER AND

CONSENT SOLICITATION FOR ITS

9.875% SENIOR SECURED NOTES DUE 2008

STAMFORD, Conn.– January 31, 2005–Hexcel Corporation (NYSE/PCX: HXL) today announced that it has commenced a cash tender offer to purchase any and all of the $125.0 million aggregate principal amount outstanding of its 9.875% Senior Secured Notes due 2008. As part of the tender offer, Hexcel is soliciting consents from holders of its 9.875% Senior Secured Notes for certain proposed amendments that would eliminate substantially all of the restrictive covenants contained in the indenture governing such notes and release all of the collateral securing the obligations of Hexcel and the guarantors.

Noteholders who provide consents to the proposed amendments and the collateral release will receive a consent payment of $20.00 per $1,000 principal amount of notes tendered and accepted for purchase pursuant to the offer if they provide their consents on or prior to 5:00 p.m., New York

City time, on February 11, 2005 (the “Consent Date”), unless such date is extended. The tender offer consideration will be calculated on the tenth business day preceding the expiration date of the tender offer, using a yield to maturity of the 2.25% U.S. Treasury Note due April 30, 2006, plus 50 basis points. Holders who tender their Notes prior to the Consent Date will be entitled to receive the consent payment. Holders who tender their Notes after the Consent Date will not receive the consent payment. Holders who properly tender also will be paid accrued and unpaid interest, if any, up to, but not including, the payment date.

The Company’s obligation to accept for purchase any notes validly tendered pursuant to the tender offer and the Company’s obligation to make consent payments for consents validly delivered on or prior to the Consent Date are conditioned upon satisfaction or waiver of various conditions. These conditions include, but are not limited to, Hexcel entering into a new senior secured credit facility and borrowing under such facility to purchase all validly tendered notes and make consent payments for all consents validly delivered, and holders of at least 66-2/3% principal amount of the 9.875% Senior Secured Notes tendering their notes and delivering the related consents pursuant to the tender offer and solicitation. The entering into of a new senior secured credit facility, and the terms thereof, are subject to negotiation and execution of definitive documents and various customary conditions. There can be no assurance that Hexcel will enter into a new senior secured credit facility or that the tender offer will be consummated. In the event that the tender offer and the consent solicitation are withdrawn or otherwise not completed, the tender offer consideration and the consent payment will not be paid or become payable to holders of 9.875% Senior Secured Notes who have validly tendered their notes and delivered consents.

The tender offer and consent solicitation will expire at 11:59 p.m. EDT on February 28, 2005,

unless extended. The Company currently expects to have a settlement date on March 1, 2005 for the 9.875% Senior Secured Notes tendered in the tender offer and the consents delivered pursuant to the solicitation. The Company reserves the right to extend the expiration date and the settlement date. Holders of the 9.875% Senior Secured Notes have limited withdrawal rights, as described in the offering materials.

Other Details of the Tender Offer and Consent Solicitation

The detailed terms and conditions of the tender offer and consent solicitation are contained in the Offer to Purchase and Consent Solicitation Statement dated January 31, 2005 relating to the 9.875% Senior Secured Notes. This press release is neither an offer to purchase nor a solicitation of an offer to sell the 9.875% Senior Secured Notes. The offer is made only by the Offer to Purchase and Consent Solicitation Statement and the information in this press release is qualified in its entirety by reference to the information contained therein.

Holders of the notes can obtain copies of the Offer to Purchase and Consent Solicitation Statement and related materials from Georgeson Shareholder, the Information Agent, at 877-278-6769 (toll free) or 212-440-9800 (brokers and dealers). Credit Suisse First Boston LLC is acting as Dealer Manager and Solicitation Agent. Questions regarding the solicitation can be addressed to Credit Suisse First Boston at 800-820-1653 (toll free) or 212-325-3175 (collect). Holders of the 9.875% Senior Secured Notes may obtain a hypothetical quote of the consideration to be paid by calling Credit Suisse First Boston. In addition, promptly following the final calculation of the consideration for the 9.875% Senior Secured Notes, the Company will publicly announce, by press release, the pricing information.

None of Hexcel, the Dealer Manager and Solicitation Agent or the Information Agent makes any recommendations as to whether or not holders should tender their notes pursuant to the tender offer and deliver the related consents to the proposed amendments to the 9.875% Senior Secured Notes and the related indenture and collateral documents, and no one has been authorized by any of them to make such recommendations. Holders must make their own decisions as to whether to consent to the proposed amendments to the notes and the related indenture and collateral documents and to tender notes, and, if so, the principal amount of notes to tender.

Disclaimer on Forward-Looking Statements

This press release contains statements that are forward-looking, including statements relating to Hexcel’s consummation of the tender offer and consent solicitation and the execution of a new senior secured credit facility. Actual results may differ materially from the results anticipated in the forward-looking statements due to a variety of factors, including but not limited to difficulties, delays, unexpected costs, the inability of Hexcel to consummate the tender offer and consent solicitation and execute the new senior secured credit facility or changes in the amount or timing thereof. Additional risk factors are described in the Company’s filings with the SEC. The Company does not undertake an obligation to update its forward-looking statements to reflect future events.

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Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.